EX 99-1

                                                      Vectren Corporation
                                                      P.O. Box 209
                                                      Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

January 28, 2004
                               Vectren Corporation
                           Reports Fiscal 2003 Results


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income of $111.2 million, or $1.58 per share, for the year ended December 31, 2003, compared to net income of $114.0 million, or $1.69 per share, in 2002. Weighted average shares for calendar 2003 were 70.6 million, an increase of 3.0 million shares, or approximately 4.5%, from December 31, 2002, as the result of the August 2003 equity offering of approximately 7.4 million shares.

Net income for the fourth quarter ended December 31, 2003, was $44.1 million, or $0.59 per share, compared to net income of $42.4 million, or $0.63 per share, for the same period last year. Results for the fourth quarter and year were consistent with the Wall Street consensus estimates.

Said Niel C. Ellerbrook, Chairman, President and CEO, "Overall, fiscal 2003 was a good year for Vectren. We strengthened the balance sheet, began to see the positive impact of the recovery of environmental expenditures in our electric operations, and made progress in narrowing our focus of our nonregulated operations to those businesses that will continue to enhance earnings growth going forward. We are targeting consolidated earnings growth in the 5% range for 2004 and even greater improvement in 2005, as we expect to see the impact of rate relief in our gas distribution operations and continued growth in nonregulated contributions. Our improved financial position and the positive outlook for our businesses going forward led the Board of Directors to approve a 3.6% increase in our dividend during the fourth quarter."

Utility Group

Utility Group earnings for the fourth quarter 2003 were $34.5 million, as compared to $37.4 million for the same quarter last year. The $2.9 million decline was primarily due to mild heating weather, partially offset by the effects of an Ohio regulatory order allowing the company to defer for future recovery bad debt expense in excess of the amount provided in base rates. Earnings for the year ended December 31, 2003, were $85.6 million as compared to $97.1 million in 2002. The $11.5 million decrease was primarily due to increased operating expenses and the write off of the investment in an entity that processed fly ash into building materials, BABB International. The decrease was partially offset by increased nonfirm wholesale power margins and retail electric rate recovery related to NOx compliance expenditures and related operating expenses.

Gas margins for the fourth quarter were $100.9 million as compared to $108.8 million for the same quarter last year. The decrease was primarily attributable to an estimated $5.0 million impact for weather that was 15% warmer than the prior period. Gas margins for the year ended December 31, 2003, were $349.8 million as compared to $337.8 million in 2002. The increase was primarily attributable to weather near normal in 2003 yet 6% colder than 2002 with an estimated year-over-year impact of $7.6 million.

The remaining increase was primarily attributable to higher utility receipts and excise taxes on higher gas costs and volumes sold, and the recovery of Ohio customer choice implementation costs.

Electric margins for the fourth quarter were $57.5 million as compared to $54.1 million for the same quarter last year. The increase was primarily due to the recovery of incremental NOx expenditures and related operating expenses, which added margin of $2.8 million. Unfavorable weather decreased margin for the quarter by an estimated $1.7 million, as compared to the prior year. Margin from industrial and other large customers increased $1.2 million. Electric margins for the year ended December 31, 2003 were $233.0 million, as compared to $230.2 million in 2002. Electric margins increased $7.1 million due to the recovery of NOx expenditures and related operating expenses and increased nonfirm wholesale margins of $5.6 million. These increases were partially offset by the effect of cooling weather 19% milder than normal and 34% milder than last year, which decreased margin an estimated $8.2 million.

The company adopted EITF 03-11 in the fourth quarter of 2003. Prior to October 1, 2003, Vectren had reported revenues and costs associated with nonfirm wholesale sales on a gross basis in the statement of income. Effective October 1, 2003, Vectren began reporting transactions on a net basis, which more clearly reflects the margins delivered from wholesale power asset optimization efforts.

Other operating expenses increased $10.4 million for the twelve months ended December 31, 2003, as compared to 2002. The increase is primarily attributable to increases in distribution and transmission expenses, power plant maintenance, and expansion of customer service initiatives. The fourth quarter includes the favorable effect of an Ohio regulatory order allowing the company to defer for future recovery its actual bad debt expense in excess of the amount provided in base rates.

Depreciation and amortization for the twelve months ended December 31, 2003 increased $7.2 million primarily due to significant additions of utility plant, including a new gas-fired peaker unit and system upgrades.

Taxes other than income for the twelve months ended December 31, 2003 increased $5.9 million. Of the annual increase, $4.5 million was due to higher utility receipts and excise taxes as a result of higher gas prices and increased volumes sold. The remaining increase is primarily attributable to higher property taxes.

Other income (expense)-net for the twelve months ended December 31, 2003, decreased $2.4 million as the result of the first quarter 2003 write off of the BABB investment, totaling $3.9 million.

Interest expense for the twelve months ended December 31, 2003, decreased $3.0 million as a result of the permanent financing completed in the third quarter of 2003 and lower short-term borrowing rates throughout 2003.

Income tax expense for the twelve months ended December 31, 2003, increased $6.0 million primarily due to an increase in the Indiana state income tax rate from 4.5% to 8.5% and other changes in the effective tax rate in 2002.

Nonregulated Group (all amounts following in this section are after tax)

Nonregulated earnings for the fourth quarter 2003 were $10.0 million, as compared to $4.4 million for the same quarter last year. Earnings for the year ended December 31, 2003, were $27.6 million, as compared to $19.0 million in 2002.

Energy Marketing and Services is comprised of the Company's gas marketing and performance contracting operations and held the Company's investment in Genscape, which was sold in the third quarter of 2003 at a gain of $2.6 million. This group's net income for the fourth quarter was $6.2 million, as compared to $3.9 million for the same quarter last year. Net income for the year ended December 31, 2003, was $20.7 million, as compared to $15.0 million in 2002. Gas marketing operations, performed through the Company's investment in ProLiance, completed their 8th consecutive successful year, contributing $15.3 million for the year, an increase of $0.7 million over 2002. The increase was principally attributable to increased storage capacity coupled with more volatile gas prices. The performance contracting operations, Energy Systems Group (ESG), contributed $3.0 million in 2003, an increase of $2.3 million over 2002. ESG has achieved 9 consecutive years of profitability.

The Coal Mining group mines and sells coal to the Company's utility operations and to other third parties. The group also generates IRS Code Section 29 investment tax credits relating to the production of coal-based synthetic fuels through its 8.3% ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). This group's net income for the fourth quarter was $3.6 million, as compared to $3.3 million for the same quarter last year. Net income for the year ended December 31, 2003, was $13.8 million, as compared to $12.2 million in 2002. The increase is principally due to increased synfuels-related fees and production, offset by poor mining conditions resulting in lower yields and increased amortization of mine development costs. Mining conditions improved late in the fourth quarter, and updated pricing arrangements became effective in 2004 for a portion of the sales to the company's generation units.

Utility Infrastructure Services provides underground construction and repair to gas, water, electric and telecommunications companies primarily through its investment in Miller Pipeline. For the twelve months ended December 31, 2003, this group's loss was $0.8 million, primarily due to cutbacks of underground construction and repair projects by gas distribution customers. In the second half of 2003, Miller returned to profitability due to an increase in construction and repair projects as utilities began to return to historical expenditure levels.

Broadband invests in communication services, such as cable television, high-speed Internet, and advanced local and long distance phone services. For the twelve months ended December 31, 2003, losses were $1.0 million. This reflects the impact of a $1.2 million loss on the sale of the Company's investment in First Mile, a small broadband operation in Indianapolis, Indiana. The company's remaining broadband investment, SIGECOM, located in Evansville, Indiana, provides service to over 29,000 customers, averaging nearly 3 revenue generating units per customer, and continues to increase its positive EBITDA.

The Other Businesses Group includes a variety of wholly owned operations and investments. For the twelve months ended December 31, 2003, the Other Businesses Group losses, including operating expenses, were $5.1 million, as compared to losses of $7.4 million in 2002. In the fourth quarter of 2003, the Company sold IEIFS, a debt collection subsidiary, as part of a continued plan to narrow the nonregulated portfolio. The sale resulted in a gain of $1.2 million. Vectren's retail group (Source) began operations in 2001 and provides natural gas and other related products and services primarily in Ohio, serving over 70,000 customers opting for choice among energy providers. Source's losses for the year ended December 31, 2003 were $1.9 million, as compared to $2.6 million in 2002. Source expects to be profitable in late 2004.

Corporate

Corporate and other expenses were $2.0 million. Vectren provided over $1.7 million to various community and civic organizations in 2003.

Regulatory Approvals Received

As previously mentioned, in response to the impact of high gas costs, The Public Utilities Commission of Ohio authorized the recovery of bad debt expense in excess of the amount provided in base rates.

Financial

As a result of the long-term debt and equity financings completed in 2003, total long-term debt to permanent capitalization improved to 50.7% at December 31, 2003, as compared to 54.0% at December 31, 2002. In addition, short-term debt decreased to $273 million at December 31, 2003, as compared to $399 million at December 31, 2002. Vectren remains committed to improving its balance sheet and maintaining strong investment grade ratings. Vectren's utility debt is currently rated A- and Baa1 by Standard & Poor's and Moody's, respectively.

Dividends

Vectren's Board of Directors authorized a $0.285 dividend payable March 1, 2004, to shareholders of record at the close of business on February 13, 2004. In October, Vectren's Board of Directors approved a 3.6% increase in the quarterly dividend rate to $0.285 per share, a new indicated annual dividend rate of $1.14 per share. Vectren and predecessor companies have now increased its dividend for 44 consecutive years.

2004 Earnings Guidance

As previously announced, fiscal 2004 earnings are expected to be in the range of $1.60 to $1.75 per share. The targeted range is based on several factors, including normal weather conditions, continued growth from the Company's complementary nonregulated businesses, managed cost control measures and securing rate relief at the company's regulated gas distribution operations.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on January 29, 2004

Vectren Corporation officers will discuss fiscal year 2003 earnings results and provide an outlook for 2004 during a conference call for analysts scheduled at 2:30 p.m. EST (1:30 CST), Thursday, January 29, 2004. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.Vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the completion of the Webcast.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K as amended on Form 10-K/A filed with the Securities and Exchange Commission on June 18, 2003.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
                                                    -------------------
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com
                                                        ----------------------

                                       ###


                                        VECTREN CORPORATION
                                      AND SUBSIDIARY COMPANIES

                                 CONSOLIDATED STATEMENTS OF INCOME
                               (Thousands, except for share amounts)
                                          (Unaudited)

                                                       Three Months                 Twelve Months
                                                    Ended December 31             Ended December 31
                                                 -------------------------------------------------------
                                                    2003          2002            2003           2002
                                                 -----------------------      --------------------------
OPERATING REVENUE:
    Gas utility                                  $ 323,584     $ 322,051      $ 1,112,313     $  907,958
    Electric utility                                81,498        79,716          335,694        328,621
    Energy services and other                       48,874        34,186          139,703        287,191
                                                 ---------     ---------      -----------     ----------
            Total operating revenues               453,956       435,953        1,587,710      1,523,770
                                                 ---------     ---------      -----------     ----------

OPERATING EXPENSES:
    Cost of gas sold                               222,595       213,232          762,464        570,147
    Fuel for electric generation                    20,223        21,867           86,477         81,560
    Purchased electric energy                        3,686         3,712           16,172         16,831
    Cost of energy services and other               37,176        26,270          103,737        249,417
    Other operating                                 53,172        54,625          232,567        222,948
    Depreciation and amortization                   31,914        31,458          128,656        119,631
    Taxes other than income taxes                   14,952        13,535           57,007         51,902
                                                 ---------     ---------      -----------     ----------
            Total operating expenses               383,718       364,699        1,387,080      1,312,436
                                                 ---------     ---------      -----------     ----------

OPERATING INCOME                                    70,238        71,254          200,630        211,334

OTHER INCOME:
    Equity in earnings of unconsolidated
       affiliates                                    5,719           582           12,169          9,082
    Other - net                                      6,772         2,505           12,946         11,522
                                                 ---------     ---------      -----------     ----------
            Total other income                      12,491         3,087           25,115         20,604
                                                 ---------     ---------      -----------     ----------

INTEREST EXPENSE                                    18,892        19,693           75,586         78,481
                                                 ---------     ------------   -----------     ----------

INCOME BEFORE INCOME TAXES                          63,837        54,648          150,159        153,457

INCOME TAXES                                        19,673        11,861           38,831         38,883

MINORITY INTEREST IN SUBSIDIARY                         12           386               66            514

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY             5             7               23             32
                                                 ---------     ---------      -----------     ----------

NET INCOME                                       $  44,147     $  42,394      $   111,239     $  114,028
                                                 =========     =========      ===========     ==========

AVERAGE COMMON SHARES OUTSTANDING                   75,344        67,533           70,623         67,582
DILUTED COMMON SHARES OUTSTANDING                   75,578        67,806           70,820         67,842

EARNINGS PER SHARE OF COMMON STOCK
  BASIC:

    EARNINGS PER SHARE OF COMMON STOCK           $    0.59     $    0.63      $      1.58     $     1.69
                                                 =========     =========      ===========     ==========

  DILUTED:

    EARNINGS PER SHARE OF COMMON STOCK           $    0.58     $    0.63      $      1.57     $     1.68
                                                 =========     =========      ===========     ==========

                                   VECTREN UTILITY HOLDINGS
                                   AND SUBSIDIARY COMPANIES

                              CONSOLIDATED STATEMENTS OF INCOME
                            (Thousands, except for share amounts)
                                          (Unaudited)

                                                    Three Months              Twelve Months
                                                  Ended December 31         Ended December 31
                                               --------------------------------------------------
                                                  2003         2002         2003          2002
                                               ----------------------    ------------------------
OPERATING REVENUE:
  Gas utility                                  $ 323,584    $ 322,051    $1,112,313    $  907,958
  Electric utility                                81,498       79,716       335,694       328,621
  Other                                              198           79           793           288
                                               ---------    ---------    ----------    ----------
        Total operating revenues                 405,280      401,846     1,448,800     1,236,867
                                               ---------    ---------    ----------    ----------

OPERATING EXPENSES:
  Cost of gas sold                               222,595      213,232       762,464       570,764
  Fuel for electric generation                    20,223       21,867        86,477        81,560
  Purchased electric energy                        3,686        3,712        16,172        16,831
  Other operating                                 47,072       49,454       208,936       198,545
  Depreciation and amortization                   29,149       29,760       117,948       110,686
  Taxes other than income taxes                   14,844       13,163        56,626        50,737
                                               ---------    ---------    ----------    ----------
        Total operating expenses                 337,569      331,188     1,248,623     1,029,123
                                               ---------    ---------    ----------    ----------

OPERATING INCOME                                  67,711       70,658       200,177       207,744

OTHER INCOME (EXPENSE):
  Equity in earnings (losses) of
      unconsolidated affiliates                      (20)        (928)         (473)       (1,859)
  Other - net                                      3,806          603         4,762         7,142
                                               ---------    ---------    ----------    ----------
        Total other income (expense)               3,786         (325)        4,289         5,283
                                               ---------    ---------    ----------    ----------

INTEREST EXPENSE                                  16,676       17,395        66,135        69,118
                                               ---------    ---------    ----------    ----------

INCOME BEFORE INCOME TAXES                        54,821       52,938       138,331       143,909

INCOME TAXES                                      20,316       15,530        52,744        46,772

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY           5            7            23            32
                                               ---------    ---------    ----------    ----------


NET INCOME                                     $  34,500    $  37,401    $   85,564    $   97,105
                                               =========    =========    ==========    ==========

         VECTREN CORPORATION                3 Months             12 Months
             HIGHLIGHTS                 Ended December 31    Ended December 31
                                        ---------------------------------------
 (millions, except per share amounts)   ---------------------------------------
            (Unaudited)                   2003      2002       2003       2002
-------------------------------------------------------------------------------

Reported Earnings:
   Utility Group                         $ 34.5    $ 37.4     $ 85.6     $ 97.1

   Non-regulated Group
       Energy Marketing and Services        6.2       3.9       20.7       15.0
       Mining                                 -       0.5          -        3.2
       Synfuels related                     3.6       2.8       13.8        9.0
                                         ------    ------     ------     ------
           Total Coal Mining                3.6       3.3       13.8       12.2
       Utility Infrastructure Services      0.2      (0.8)      (0.8)      (1.2)
       Broadband                            0.1       0.1       (1.0)       0.4
       Other Businesses                    (0.1)     (2.1)      (5.1)      (7.4)
                                         ------    ------     ------     ------
       Total Non-regulated Group           10.0       4.4       27.6       19.0

   Corporate and Other                     (0.4)      0.6       (2.0)      (2.1)
                                         ------    ------     ------     ------

   Vectren Consolidated                  $ 44.1    $ 42.4     $111.2     $114.0
                                         ======    ======     ======     ======


Vectren Selected Highlights
                                                       12 months     12 months
                                                         Ended         Ended
                                                      December 31   December 31
                                                          2003          2002
                                                      -----------   -----------

Dividends Paid (per common share, 12 months)            $ 1.11         $ 1.07
Annualized Dividend                                     $ 1.14         $ 1.10
Dividend Yield (at close)                                 4.6%           4.8%

Dividend Payout Ratio                                    70.3%          63.3%

Dividend to Book Value                                    8.0%           8.6%


Return on Average Shareholders' Equity                   11.5%          13.4%


Book Value Per Share                                    $14.17         $12.81
Market to Book Value (at close)                           174%           180%

Common Stock Prices (VVC - NYSE)

     High                                               $26.13         $26.10

     Low                                                $19.70         $17.95

     Close                                              $24.65         $23.00
Price/Earnings Ratio (trailing)                           15.6           13.6

Ratio of Total Debt to Total Capitalization                56%            62%

Percent Internally Generated Funds - Utility Group         66%            75%

Ratio of Earnings to Fixed Charges - SEC Method

        Consolidated                                       3.0            2.9
        Utility Group                                      3.1            3.1

        VECTREN CORPORATION
     SELECTED GAS DISTRIBUTION               3 Months                   12 Months
       OPERATING STATISTICS              Ended December 31          Ended December 31
                                      -----------------------   ------------------------
                                         2003         2002         2003           2002
                                      ----------   ----------   -----------    ---------
               (Unaudited)
-----------------------------------
GAS OPERATING REVENUES (Thousands):
     Residential                      $ 221,082    $ 216,340    $   742,563    $ 607,106
     Commercial                          79,099       75,599        276,177      211,602
     Contract                            20,329       25,626         84,648       81,960
     Miscellaneous Revenue                3,074        4,486          8,925        7,289
                                      ---------    ---------    -----------    ---------
                                      $ 323,584    $ 322,051    $ 1,112,313    $ 907,958
                                      =========    =========    ===========    =========
GAS MARGIN  (Thousands):

     Operating Revenues               $ 323,584    $ 322,051    $ 1,112,313    $ 907,958
     Cost of Gas                        222,595      213,232        762,464      570,147
                                      ---------    ---------    -----------    ---------
     Margin                           $ 100,989    $ 108,819    $   349,849    $ 337,811
                                      =========    =========    ===========    =========
GAS SOLD & TRANSPORTED (MDth):

     Residential                         24,559       29,174         83,210       80,726
     Commercial                           9,570       11,018         33,363       31,011
     Contract                            25,827       27,195         92,771       95,956
                                      ---------    ---------    -----------    ---------
                                         59,956       67,387        209,344      207,693
                                      =========    =========    ===========    =========
YEAR END GAS CUSTOMERS

     Residential                        887,891      882,151
     Commercial                          80,292       80,483
     Contract                             4,047        4,127
                                      ---------    ---------
                                        972,230      966,761
                                      =========    =========

WEATHER  AS A PERCENT OF NORMAL:
    Heating Degree Days                     89%         105%           100%          94%


        VECTREN CORPORATION
         SELECTED ELECTRIC                    3 Months                 12 Months
       OPERATING STATISTICS              Ended December 31         Ended December 31
                                       ---------------------     -----------------------
                                          2003        2002           2003          2002
                                       ---------   ---------     ----------   ----------
               (Unaudited)
----------------------------------------

ELECTRIC OPERATING REVENUES (Thousands):
     Residential                       $ 22,884     $ 21,493      $ 105,381    $ 108,123
     Commercial                          21,259       19,329         82,268       80,620
     Industrial                          24,417       23,639         92,746       90,370
     Municipals                           5,493        4,973         21,534       21,199
     Miscellaneous Revenue                2,463          847          7,185        4,981
                                      ---------    ---------     ----------   ----------
       Total Retail                      76,516       70,281        309,114      305,293
     Net Wholesale Revenues               4,982        9,435         26,580       23,328
                                      ---------    ---------     ----------   ----------

                                       $ 81,498     $ 79,716      $ 335,694    $ 328,621
                                      =========    =========     ==========   ==========
ELECTRIC MARGIN (Thousands):

     Operating Revenues                $ 81,498     $ 79,716      $ 335,694    $ 328,621
     Cost of Fuel & Purchased Power      23,909       25,579        102,649       98,391
                                      ---------    ---------     ----------   ----------
     Margin                            $ 57,589     $ 54,137      $ 233,045    $ 230,230
                                      =========    =========     ==========   ==========
ELECTRICITY SOLD (MWh):

     Residential                        297,497      302,621      1,441,706    1,567,215
     Commercial                         346,036      332,703      1,422,127    1,467,780
     Industrial                         564,979      644,094      2,416,885    2,516,335
     Municipals                         151,362      141,452        600,924      617,685
     Miscellaneous Sales                  4,319        5,383         17,210       18,117
                                      ---------    ---------     ----------   ----------
       Total Retail                   1,364,193    1,426,253      5,898,852    6,187,132

     Wholesale                        1,265,952    2,414,193      4,305,190   10,711,614
                                      ---------    ---------     ----------   ----------
                                      2,630,145    3,840,446     10,204,042   16,898,746
                                      =========    =========     ==========   ==========
YEAR END ELECTRIC CUSTOMERS

     Residential                        117,868      116,979
     Commercial                          17,054       16,881
     Industrial                             155          174
     All Others                              21           23
                                      ---------    ---------
                                        135,098      134,057
                                      =========    =========

WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                     89%         105%           100%          94%
    Cooling Degree Days                     50%         143%            81%         123%
